Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in this Registration Statement (Form F-3) of :

(i)

our report dated March 7, 2012, with respect to the consolidated balance sheets of Total S.A. and its subsidiaries as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2011 and

(ii)	our report dated March 7, 2012, with respect to the effectiveness of Total S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2011,

which reports appear in the Annual Report on Form 20-F of Total S.A., as amended, for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

We also consent to the references to our firms under the heading “Experts” in this Registration Statement and  under the heading “Selected Financial Data” in the Annual Report on Form 20-F of Total S.A., as amended, for the year ended December 31, 2011, which is incorporated by reference in this Registration Statement.

Paris La Défense,  April 26, 2012

KPMG Audit	ERNST & YOUNG Audit
A division of KPMG S.A.

/s/ Jay Nirsimloo	/s/ Laurent Vitse
Jay Nirsimloo	Laurent Vitse
Partner	Partner